EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Select Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
7/11/20121	Purchase	$ 4.2245	2406
7/12/20122	Purchase	$ 4.2173	2438
7/18/2012	Purchase	$ 4.2500	299
7/19/20123	Purchase	$ 4.2482	2793
7/20/20124	Purchase	$ 4.1699	21370
7/23/20125	Purchase	$ 4.0718	3558
7/24/20126	Purchase	$ 4.0627	4800
7/25/20127	Purchase	$ 3.9993	6165
7/26/20128	Purchase	$ 3.9921	2886
7/27/2012	Purchase	$ 3.8000	772
8/2/2012	Purchase	$ 4.2500	1400
8/7/20129	Purchase	$ 4.2424	41000
8/9/201210	Purchase	$ 3.9256	12213
8/10/201211	Purchase	$ 3.9226	1108
8/14/201212	Purchase	$ 3.7428	5000
8/16/201213	Purchase	$ 3.7412	4100
8/16/2012	Sell	$ 3.7700	741

1 This transaction was executed in multiple trades at prices ranging from $4.21 – 4.25.
2 This transaction was executed in multiple trades at prices ranging from $4.18 – 4.22.
3 This transaction was executed in multiple trades at prices ranging from $4.24 – 4.25.
4 This transaction was executed in multiple trades at prices ranging from $4.12 – 4.21.
5 This transaction was executed in multiple trades at prices ranging from $4.02 – 4.10.
6 This transaction was executed in multiple trades at prices ranging from $4.04 – 4.08.
7 This transaction was executed in multiple trades at prices ranging from $3.98 – 4.00.
8 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
9 This transaction was executed in multiple trades at prices ranging from $4.23 – 4.25.
10 This transaction was executed in multiple trades at prices ranging from $3.88 – 3.95.
11 This transaction was executed in multiple trades at prices ranging from $3.90 – 3.95.
12 This transaction was executed in multiple trades at prices ranging from $3.71 – 3.75.
13 This transaction was executed in multiple trades at prices ranging from $3.72 – 3.75.

8/17/201214	Purchase	$ 3.7236	4862
8/20/201215	Purchase	$ 3.6478	2300
8/21/201216	Purchase	$ 3.7382	5000
8/22/201217	Purchase	$ 3.6015	4643
8/23/201218	Purchase	$ 3.5061	254
8/24/201219	Purchase	$ 3.4650	3347
8/29/2012	Purchase	$ 3.3000	638
8/30/201220	Purchase	$ 3.2581	10000
8/31/201221	Purchase	$ 3.0391	13200

14 This transaction was executed in multiple trades at prices ranging from $3.70 – 3.75.
15 This transaction was executed in multiple trades at prices ranging from $3.64 – 3.70.
16 This transaction was executed in multiple trades at prices ranging from $3.69 – 3.75.
17 This transaction was executed in multiple trades at prices ranging from $3.58 – 3.63.
18 This transaction was executed in multiple trades at prices ranging from $3.50 – 3.51.
19 This transaction was executed in multiple trades at prices ranging from $3.41 – 3.47.
20 This transaction was executed in multiple trades at prices ranging from $3.21 – 3.28.
21 This transaction was executed in multiple trades at prices ranging from $2.94 – 3.15.